Meyler&Company LLC

Certified Public Accountants

& Management Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of the Plainsboro Funds on Post Effective Amendment No. 2 under the Securities Act of 1933 and Amendment No. 4 under the Investment Company Act of 1940 to Form N-1A of our report dated November 7, 2012 on the financial statements of the Plainsboro China Fund, appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2012, and to the reference to our firm under the caption “Financial Highlights” in the Prospectus.

/s/ Meyler & Company, LLC

Middletown, New Jersey

December 21, 2012